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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                Contact: Jennifer P. Dooley
                                                         Chief Financial Officer
                                                                    972/497-0359


                        USDATA ANNOUNCES NASDAQ DELISTING

RICHARDSON, TEXAS - MAY 22, 2003 - USDATA Corporation (NasdaqSC: USDC) announced today that it received notice of a Nasdaq staff determination that its common stock will be delisted from The Nasdaq SmallCap Market at the opening of business on May 27, 2003. Accordingly, the last trading day for the common stock on the Nasdaq SmallCap Market is expected to be Monday, May 26, 2003. This delisting is the result of the Company's failure to regain compliance with several Nasdaq continued listing requirements, including the minimum $1.00 closing bid price per share requirement found in Nasdaq Marketplace Rule 4310(c)(4), the violation of which was disclosed in the Company's recent periodic reports filed with the SEC. In addition, due to the potential delisting, the Company has not yet paid its 2003 annual listing fee and, as a result, is not in compliance with Nasdaq Marketplace Rule 4815(c)(13) relating to the payment of the annual fee. Following the delisting from The Nasdaq SmallCap Market, the Company expects its common stock to become eligible to trade on the Over-the-Counter Bulletin Board (OTCBB) under the same trading symbol. However, the Company retains the ability to evaluate the termination of its reporting obligations under the Securities Exchange Act of 1934. If this reporting were terminated, the Company's common stock would not be eligible to trade on the OTCBB.

The OTCBB is a regulated quotation service that displays real-time quotes, last sale price, and volume information for eligible over-the-counter equity securities. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a highly sophisticated computer network. Investors work through a broker/dealer to trade OTCBB securities. For more information on the OTCBB, visit www.otcbb.com, or contact a registered broker/dealer.


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ABOUT USDATA

Now in its 28th year, USDATA Corporation, headquartered in Richardson, Texas is a leading global provider of software and services that give enterprises the knowledge and control needed to perfect the products they produce and the processes they manage. Based upon a tradition of flexible service, innovation and integration, USDATA's software currently operates in a variety of industries in more than 60 countries around the globe. Customers include seventeen of the top twenty-five manufacturers. USDATA's software heritage has emerged from manufacturing and process automation solutions and has grown to encompass vast product knowledge and control solutions. The company has a global network of distribution and support partners. For more information, visit USDATA at www.usdata.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the delisting of the Company's common stock from The Nasdaq SmallCap Market and the inclusion of such stock on the Over-the-Counter Bulletin Board. Such events are subject to risks and uncertainties that could cause actual results to differ materially from the expectations described herein. For example, the Company's common stock could fail to qualify for listing on the Over-the-Counter Bulletin Board. Recipients of this document are cautioned to consider all risks and uncertainties and to not place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.

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